Exhibit 10bb.

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF SALE (this “Agreement”), made this 30th day of August, 2010 (the “Effective Date”), by and between WINNEBAGO INDUSTRIES, INC., an Iowa corporation (hereinafter called “Seller”), and CGS TIRES US, INC., a Delaware corporation (hereinafter called “Buyer”). The Effective Date shall be the last date this Agreement is executed by either Buyer or Seller.

W I T N E S S E T H:

For and in consideration of the mutual undertakings contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Property.

(a) Seller hereby agrees to sell and convey to Buyer who agrees to purchase, all that certain lot, piece or parcel of ground (the “Land”), together with the improvements located thereon (the “Improvements”), situated in CHARLES CITY, IOWA and known as 1200 Rove Avenue consisting of approximately 34.1 acres of land, said lot, piece or parcel being more particularly described on Exhibit “A-1” attached hereto and made a part hereof (the Land, the Improvements are collectively referred to as the “Property”). The Property shall be as depicted on the Plat of Survey attached hereto, marked Exhibit “A-2”, and by this reference made a part hereof (the “Plat of Survey”).

(b) The sale set forth in this Agreement shall also include (i) the fixtures, equipment and systems which are located in the Improvements; (ii) all certificates, licenses, permits, authorizations and approvals issued for or with respect to the Property by governmental and quasi-governmental authorities having jurisdiction (“Licenses, Permits and Approvals”), to the extent transferable; (iii) all assignable contracts and agreements relating to the management, operation, servicing and/or maintenance of Property, to the extent said contracts or agreements do not relate to Seller's remaining property, and to the extent Buyer elects to assume the same as provided herein (“Contracts”); (iv) all appurtenances, easements and other rights and privileges in any way pertaining or beneficial to the Land or the Improvements; (v) all tangible personal property, and fixtures owned by Seller and located at or on the Property or otherwise used primarily in connection with the ownership, maintenance or operation thereof as agreed to by the parties and as described on a Personal Property Inventory to be furnished by Seller as part of the due diligence materials. (the “Personalty”); (vii) to the extent assignable, all right, title and interest to Seller in and to any drawings, plans, building permits, surveys and certificates of occupancy relating to the Property, that are in the possession of the Seller; and (viii) all records relating to the described Property and Personalty for the previous three (3) years, including without limitation all records regarding management and leasing, real estate taxes, assessments, insurance, tenants, maintenance, repairs, capital improvements and services, to the extent available and in possession of Seller.

2. Purchase Price. The total consideration and purchase price (the “Purchase Price”), which Buyer agrees to pay to Seller and which Seller agrees to accept for the Property is Three Million Nine Hundred Thousand ($3,900,000.00), subject to credit, debt and adjustment as herein provided and subject to all the terms and conditions herein contained, payable as follows:

(a) Within seven (7) business days after full execution and delivery by Buyer and Seller of this Agreement (the “Effective Date”), Buyer shall deposit as earnest money in escrow the sum of Three Hundred Ninety Thousand Dollars ($390,000.00) in cash (such sum, together with any interest thereon, being hereinafter collectively referred to and held as the “Deposit”).

(b) Buyer shall pay the balance of the Purchase Price by wire transfer, certified or cashier's check at Closing, subject to credit for application of the amount of the Deposit paid to Seller as provided in subsection (a) of this Paragraph and subject to credit and adjustment as provided herein.

The Deposit shall be paid to First American Title Insurance Company as escrow agent (hereinafter “Escrow Agent. The Deposit shall become non-refundable at the expiration of the Due Diligence Period (hereinafter defined) if this Agreement has not been terminated prior to that date by the Buyer.

Buyer's Federal Tax I.D. Number # 13-4103544

Seller's Federal Tax I.D. Number # 42-0802678

3. Title and Survey.

(a) Seller, at its expense, shall promptly obtain an abstract of title covering the entire Property continued to a current date and deliver it to Buyer's attorney for examination. It shall show marketable title in Seller in conformity with this Agreement, Iowa law and title standards of the Iowa State Bar Association. Seller shall make every reasonable effort to promptly perfect title. If closing is delayed due to Seller's inability to provide marketable title, this Agreement shall continue in force and effect until either party rescinds the Agreement after giving ten days written notice to the other party. The abstract shall become property of Buyer when the purchase price is paid in full.

(b) Buyer may, within thirty (30) days after the Effective Date, at it's sole cost and expense, apply for a commitment for title insurance policy with First American Title Insurance Company or from Iowa Title Guaranty (“Commitment for Title Insurance”). The Commitment for Title Insurance shall be in an amount equal to the Purchase Price and shall insure good, marketable fee simple title in the Property subject only to Permitted Exceptions. All "Standard Exceptions" shall be deleted from the Title Policy. If obtained, Buyer shall provide Seller with a copy of the Commitment for Title Insurance prior to the expiration of the Due Diligence Period.

Within twenty (20) days after the Effective Date, Buyer may, at its sole cost and expense, obtain an “as-built” survey of the Property, which survey shall be prepared by a registered land surveyor and shall be certified to Buyer, Buyer's lender and Title Company (the "Survey"). The Survey shall be prepared in accordance with the "Minimum Standard Detail Requirements for ALTA/ASCM Land Title Surveys", jointly established by ALTA and ASCM in 1999, The Survey shall show, the exact legal description of the Property, the exact area of the Property, exclusive of roads, road easements and rights of way, the boundary lines of the Property, all monuments, any building setback lines or similar restrictions, the location of all improvements now on the Property, access to public roads, the location of sewer, water, storm sewer, gas, electric and telephone connections to the public systems for service to the Property, and the location of all easements (by reference to the book and page or document number of the instrument creating same, if any), encroachments and rights of way on the Property. Notwithstanding the forgoing, Seller shall pay the cost to prepare and record the Plat of Survey. If obtained, Buyer shall provide Seller with a copy of the Survey prior to the expiration of the Due Diligence Period.

Buyer shall have until the expiration of the Due Diligence Period to review the Abstract of Title, Commitment for Title Insurance and/or the Survey and give written notice to Seller of any objections Buyer may reasonably have to any item set forth in the title evidence or the Survey (“Title Objection Notice”).

If Buyer notifies Seller of any such objection(s), Seller shall either: (a) cure such objections as soon as reasonably possible but no later than prior to Closing (and, for purposes of this Agreement, "cure" shall include, but not be limited to, removing any such defect); or (b) decline to cure such objections. If Seller declines to cure such objections Seller shall so notify Buyer within five (5) business days of receiving Title Objection Notice from Buyer. Thereafter, Buyer shall either waive such objections and proceed to Closing or terminate this Agreement. If title defects are discovered by or reported to Buyer on or prior to the Date of Closing which are not shown on the Abstract of Title, Commitment for Title Insurance or the Survey, or which were created or came into existence on or after the date of delivery of the Abstract of Title, Commitment for Title Insurance or the Survey, Buyer shall immediately notify Seller in writing of any such title defects. Seller may then either (a) cure such objections prior to Closing (and, for purposes of this Agreement, "cure" shall include, but not be limited to removing of any such defect); or (b) decline to cure such objections. If Seller declines to cure such objections, it shall so notify Buyer within five (5) business days. Thereafter, Buyer shall either waive such objections and proceed to Closing or terminate this Agreement.
“Permitted Exceptions” shall mean typical utility, drainage and access easements necessary for the operation and maintenance of the Property, liens for taxes, water charges, sewer rents and other governmental charges not due and payable by or at the Closing (provided same are apportioned between Seller and Buyer in the customary manner); the Declaration of Covenants and Restrictions filed January 29, 2001 as Document No. 2001-0181 of the Floyd County, Iowa, Recorder's Office (the “Declaration of Covenants”); leases and occupancy rights as may be approved by Buyer; and such other non-monetary encumbrances or exceptions as may be acceptable to Buyer.

4. Buyer's Financing Contingency. Buyer's obligation to purchase the Property and to perform its other obligations under this Agreement is contingent on Buyer obtaining a written commitment for a loan in the amount of at least $2,730,000 on terms reasonably satisfactory to Buyer (the “Loan Commitment”) on or before the date thirty (30) days after the Effective Date (the “Financing Contingency Deadline”). If Buyer provides Seller written notice on or before the Financing Contingency Deadline of Buyer's failure to obtain such Loan Commitment, this Agreement shall be rendered null and void, the Deposit shall be returned, and Buyer and Seller shall have no further obligations hereunder. If Buyer does not terminate this Agreement prior to expiration of the Financing Contingency Deadline, Buyer shall be deemed to have waived the financing contingency in this Paragraph 4. Upon receipt of the Loan Commitment, Buyer shall have no further right to terminate this Agreement and receive back the Deposit under this Paragraph 4.

5. Representations and Warranties of Buyer.

Buyer represents and warrants to Seller that Buyer has all requisite power and authority to execute, deliver, enter into and perform its duties and obligations under this Agreement; and that neither the execution nor the delivery of this Agreement, the consummation of the sale and purchase contemplated hereby, nor the fulfillment of or compliance with the terms and conditions hereof conflict with or will result in the breach of any of the terms, conditions or provisions of any agreement or instrument to which the Buyer is a party or by which the Buyer is bound. Buyer further represents and warrants to Seller that the Buyer has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in the bankruptcy or suffered the filing of an involuntary petition by Buyer's creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of the Buyer's assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Buyer's assets, (v)

admitted in writing its inability to pay its debts as they become due, or (vi) made an offer of settlement, extension or compromise to its creditors generally.

6. Representations and Warranties of Seller.

Seller makes the following representations and warranties, which representations and warranties are true and correct on the date hereof, and which representations and warranties shall survive the Closing for a period of one (1) year. The phrases “to the best of Seller's knowledge” or “Seller's knowledge” as used in this Agreement shall mean the actual knowledge, without independent inquiry, of Sarah Nielsen, as Vice President and CFO of Seller, and Raymond Beebe, as Vice President-General Counsel and Secretary of Seller. In addition, the term “Environmental Law” shall mean any Federal, State or local law, rule, regulation, ordinance or other regulatory requirement intended to protect the environment or human health, and the term “Regulated Substance” shall mean any hazardous substance, residue or waste (including specifically petroleum and related hydrocarbons and their byproducts, asbestos, and polychlorinated biphenyls) that is regulated by an Environmental Law.

(a)Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa.

(b)Seller has all necessary power and authority to own, use and transfer the Property and to transact the business in which it is engaged.

(c)Seller is duly authorized to execute, deliver and perform this Agreement and all documents and instruments and transactions contemplated hereby or incidental hereto.

(d)Seller owns the Property free and clear of all encumbrances except the Permitted Exceptions, other than liens to be discharged at Settlement.

(e)To the best of Seller's knowledge there has not been any generation, transportation, treatment, storage, disposal or release in or on the Property by third parties, and, to the best of Seller's knowledge, Seller has not caused or permitted any generation, transportation, treatment, storage, disposal or release in or on the Property (or in or on any other Property adjacent thereto which is or has been owned by Seller), of any Regulated Substances in violation of any Environmental Law that may support a claim or cause of action against the Property or any owner thereof, whether by a governmental agency or body, private party or individual, under any Environmental Law.

(f)To the best of Seller's knowledge, there are no underground storage tanks presently or previously located on the Property.

(g)To the best of Seller's knowledge there are no wells located on the Property.

(h)To the best of Seller's knowledge there are no individual sewage treatment systems located on or near the Property.

(i)To the best of Seller's knowledge no asbestos was used in the construction or insulation of the improvements on the Property.

(j)To the best of Seller's knowledge, there is no action, suit, proceeding or investigation pending which would become a cloud on the title to the Property or any portion thereof, or which questions the validity or enforceability of the transaction contemplated by this Agreement or any action taken pursuant hereto, in any court or by any federal, district, county or municipal department, commission, board, bureau, agency or other governmental instrumentality.

(k)Seller is neither a "foreign person" nor a "foreign corporation" (as those terms are defined in Section 1445 of the Internal Revenue Code of 1986, as amended).

(l)Seller has not: (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Seller's creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Seller's assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Seller's assets, (v) admitted in writing its inability to pay its debts as they become due, or (vi) made an offer of settlement, extension or compensation to its creditors generally; and no attachments, assignments for the benefit of creditors, or insolvency, bankruptcy, reorganization, execution or other proceedings are pending or, to the best of Seller's knowledge, threatened against Seller or the Property, nor are any such proceedings contemplated by Seller.

(m)No work has been performed or is in progress at, and no materials have been furnished to, the Property or any portion thereof by or on behalf of Seller which could give rise to any mechanic's, materialman's or other liens and no such liens are outstanding.

(n)Seller has received no written notice of condemnation of any portion of the Property from any governmental authority, that there are presently no pending assessments against the property and Seller has not received any written notice of any assessments being contemplated.

(o)There are no other agreements to lease, sell, option, mortgage or otherwise encumber or dispose of its interest in the Property or any part thereof, except for this Agreement and the Leases.

(p)There are no tenancies, occupancies affecting the Property or persons in possession of any part thereof, except under or pursuant to the Leases. As of the date hereof, Seller is the holder of all of the landlord's right, title and interest in, to and under the Leases. Seller has not received any written claim from any tenant under any of the Leases alleging any type of default by the landlord under any of the Leases.

(q)The copies of documents comprising the Leases and the Contracts to be delivered to Buyer pursuant to this Agreement are accurate copies of all material documents comprising the Leases and the Contracts.

(r)Seller has received no written building code violation notices or other written notices of any violation of any federal, state, county or local law with respect to the Property (other than written notices of violations which have been removed or corrected), and Seller has received no written notices of any action or governmental proceeding in eminent domain, or for a zoning change, which would affect the Property, other than as may be disclosed in any of the documents or reports to be delivered by Seller to Buyer pursuant to this Agreement.

(s)Seller has not received any written notice from any governmental authority as to the existence of any disease of any trees on the Property.

(t)    Seller shall maintain prior to the Closing insurance policies with respect to the Property and such operation in amounts as are comparable.

(u)    That utilities serving the Property are located on the Property, or enter the Property from adjacent public right-of-way, and Seller will relocate from the Property all service meters serving Seller's retained property to property owned by Seller. Buyer shall allow Seller sixty (60) days following Closing within which to complete this relocation. Seller shall repair all damage to the Property caused by such relocation.

Seller's warranties and representations contained in this paragraph shall survive the delivery of the Warranty Deed and Closing for a period of one (1) year. In the event any of the representations and warranties contained herein becomes untrue as of the Date of Closing as a result of information received by Seller or occurrences subsequent to the Effective Date hereof or otherwise, Seller shall promptly notify Buyer. Seller will indemnify Buyer, its successors and assigns, against and will hold Buyer, its successors and assigns, harmless from, any loss, claim, damage or expense, including reasonable attorneys' fees, which Buyer incurs because of the breach of any of the above representations and warranties, whether such breach is discovered before or after the Date of Closing; provided that written notice of the breach is given by Buyer to Seller within one (1) year after the Closing Date.

7. Property Sold “AS IS” and “WHERE IS.” It is understood that the Property is being purchased on an “AS-IS” and “WHERE-IS” basis and has been or will be inspected by Buyer or Buyer's duly authorized agent; that the same is and has been purchased as a result of such inspection and not in reliance upon any representations, inducements or promises, either oral or written, made by Seller, Agent or any selling agent or other agent of Seller except as expressly stated in this Agreement, and Seller shall not be responsible or liable for any agreement, condition or stipulation not set forth herein relating to or affecting the Property.

From the Effective Date through the Closing, Seller or its agent shall continue to manage and operate the Property in a first class manner consistent with the operation at the present time; however, during this period Seller shall not implement any operational changes, including, without limitation, the termination, extension or renewal of major service or maintenance contracts in effect on the Agreement Date, or enter into any new major service or maintenance contracts (unless cancelable by the owner of the Property on not more than 30 days' notice) or leases, without having first obtained the written consent of Buyer, such consent not to be unreasonably withheld. Following the Approval Date or extension thereof as provided herein, no new leases or management/operating agreements may be signed by Seller without the prior written consent of Buyer. Subject to Closing on the Closing Date, Seller shall tender possession of the Property to Buyer in the same condition the Property was in when last inspected by Buyer, except for ordinary wear and tear, casualty loss and condemnation (provided Buyer shall not have elected to terminate this Agreement pursuant to Paragraphs 13 and 14 as a result of such casualty loss or condemnation).

From the Effective Date to the Closing Date, Seller shall maintain or cause to be maintained in full force and effect liability, casualty and other insurance upon and with respect to the Property against such hazards and in such amounts as are currently so maintained.

Absent the prior written consent of Buyer, from the Effective Date until the Closing Date, unless the Agreement is terminated during that period, Seller shall not sell, encumber or grant any interest in the Property or any part thereof in any form or manner whatsoever, or otherwise perform or permit any act that will diminish or otherwise affect Buyer's interest under this Agreement or in or to the Property or that will prevent Seller's full performance of its obligations hereunder.

8. Real Estate Taxes and Assessments.

(a) Seller shall pay all real estate taxes on the Property payable in the fiscal year of Closing and any unpaid real estate taxes payable in prior years. At Closing, Seller shall pay Buyer, or Buyer shall be given a credit for, taxes from the first day of July prior to the Closing Date to the Closing Date payable in the subsequent fiscal year based upon the last known actual net real estate taxes payable according to public records. However, if such taxes are based upon a partial assessment of the present property improvements or a changed tax classification as of the Closing Date, such proration shall be based on the current levy rate, assessed value, legislative tax rollbacks and real estate tax exemptions that will actually be applicable as shown by the assessor's records on the Closing Date. Buyer shall pay all subsequent real estate taxes. In the event that the sale of the Property requires a split of a current assessment parcel, Seller shall pay all taxes payable at closing and the proration amount shall be based on a pro rata allocation of respective land and improvement values of the tax parcel being split. It is agreed by Buyer and Seller that, if all of the improvements of a current assessment parcel being split are located on the Property, then the pro rata allocation of the taxes for that portion of the assessment parcel located on the Property shall include all taxes attributed by the Floyd County Assessor's Office to the improvements. The remaining portion of the real estate taxes attributed by the Floyd County Assessor's Office to the land shall be allocated between Buyer and Seller based on the percentage of acreage of land on the parties' respective portion of the current assessment parcel. In the event Floyd County will not issue a separate tax statement for fiscal year 2010-2011 for any parcel being purchased by Buyer, Buyer shall not receive a credit at Closing for prorated taxes for such parcel, and Buyer and Seller shall enter into a Tax Proration Agreement setting for their respective obligation for payment of the taxes based on the forgoing.

(b) Seller shall pay all special assessments that are a lien on the Property at the time of delivery of possession of such property to Buyer. Any preliminary or deficiency special assessments, if any, that cannot be paid at Closing shall be paid by escrowing the estimated amount of such payment, with the Escrow Agent to pay such assessment in full as soon as it can be paid, with any escrowed amount not needed for payment of such special assessment to be paid to Seller.

(c) All charges for solid waste, sewage, other utilities, and assessments made by any governmental body or public utility attributable to that period of Seller's ownership shall be paid by Seller.

(d) All subsequent real estate taxes, special assessments and charges are to be paid by Buyer.

9. Easements.

Prior to the expiration of the Due Diligence Period, Buyer and Seller shall mutually agree to the form and content of (a) a written access easement for limited ingress and egress by Buyer over the vacated portion of Corporate Drive/Winnebago Road retained by Seller. Said ingress and egress by Buyer shall be limited to fire or life safety emergencies, technical inspections, fence maintenance or unexpected difficulties with the main entrance to the Property and (b) an easement for storm water detention to benefit the Property and Seller's retained property (the “Easements”).

Except for emergency situations, Buyer shall give reasonable advance notice to Seller of any planned use of the ingress/egress easement.

The storm water easement shall provide that Buyer may continue to allow storm water to drain onto Seller's retained property at the current rate of discharge. If any proposed improvements by Buyer would increase the rate of discharge, then Buyer will need to provide additional retention on its own property so that the rate of discharge onto Seller's retained property will remain the same. Pursuant to the Declaration of Covenants, Buyer must submit a complete storm water detention plan to the Charles City City Engineer and Floyd County Engineer for review and approval prior to the commencement of any improvements on the Property. Buyer shall provide Seller with a copy of the aforementioned plan at the same time Buyer submits it to the City and County Engineer.

Each of the Easements shall be in form and content mutually acceptable to Buyer and Seller, shall be consistent with this Agreement, and shall be executed and delivered by the parties at closing, and shall be filed of record following the Deed to Buyer.

In the event that Buyer and Seller are unable to reach agreement on the form and content of the Easement prior to the expiration of the Due Diligence Period, either party may elect to terminate this Agreement.

10. Settlement.

(a) Settlement (also sometimes referred to herein as “Closing”) shall be made on or before November 1, 2010 (“Settlement Date” or “Closing Date”) at 10:00 a.m. (prevailing time) at the office of the Title Company, unless Seller and Buyer agree in writing to a different time and place (“Settlement”). The date and time of Settlement is hereby agreed to be of the essence of this Agreement. Buyer shall have the right to advance the date of Settlement at its option.

(b) Realty taxes, water and sewer rentals, and any other items or charges which are properly apportionable under local law or custom shall be apportioned on a per diem basis pro rata as of the date of Settlement.

(c) State and local realty transfer taxes, if any, applicable to the sale set forth in this Agreement shall be paid by Seller.

(d) Possession of the Property is to be delivered broom clean, vacant condition and free of all tenancies and/or occupancies by executed Deed (defined below) and keys at the time of Settlement, Said Deed shall be prepared by Seller or Seller's attorney and the acknowledgment and recording fees paid by Buyer. Seller shall submit to Buyer a copy of the Deed at least five (5) days prior to the time fixed for Settlement. Buyer shall submit to Seller a duplicate copy of the Title Report issued by the title insurance company insuring the title for Buyer and a copy of the survey, if ordered, at least fifteen (15) days prior to the time fixed for Settlement.

(e) Without limitation to other conditions set forth in this Agreement, and notwithstanding anything contained herein to the contrary, Buyer's obligation to close hereunder is expressly contingent upon the satisfaction, or the express written waiver, of the following conditions:

(i) As of the Settlement, title to the Property shall be as required or waived by Buyer, pursuant to Paragraph 3 of this Agreement;

(ii) All representations and warranties made by Seller in this Agreement shall be true, complete and accurate in all material respects as of the Settlement Date;

(iii) Seller shall have performed, observed and complied with all agreements, covenants and obligations to be performed by Seller under this Agreement, including without limitation, the execution and/or delivery of all documents required to be executed and/or delivered by or on behalf of Seller hereunder;

(iv) Buyer shall have reviewed and approved or waived its right to approve each of the Contracts pursuant to Paragraph 23 of this Agreement. Buyer shall review and approve such Contracts (or disapprove the same and thereby terminate this Agreement) on or before the expiration of the Due Diligence Period; provided, however, that in the event Buyer shall disapprove any of the Contracts, Seller may, on or before the Date of Closing, secure at its own expense and effect a cancellation of such disapproved Contract(s) to the reasonable satisfaction of Buyer, whereupon this condition shall not be deemed unsatisfied by reason of Buyer's disapproval of such cancelled Contract(s);

(v) Buyer shall have reviewed and approved a physical inspection(s) and engineering report(s) and analyses with respect to the Property, reflecting the physical condition of all improvements, equipment, plumbing, mechanical and electrical systems, fixtures, inventory and personal property comprising the Property, and the condition of the Property or waived its rights to object by not objecting prior to the expiration of the Due Diligence Period. Buyer agrees to furnish Seller with copies of such report(s) and analyses in the event that this Agreement is terminated. Buyer shall review and approve such report(s) and analyses (or disapprove the same and thereby terminate this Agreement) on or before the Due Diligence Date; provided, however, that in the event Buyer shall disapprove any matter shown on such report or analysis, Seller may, on or before the Date of Closing, at its own expense and effort, cure such disapproved matter to the reasonable satisfaction of Buyer, whereupon this condition shall not be deemed unsatisfied by reason of Buyer's disapproval of such matter shown on such report or analysis.

(vi) Buyer shall have reviewed and approved the Survey of the Property or waived its right to object pursuant to Paragraph 3 of this Agreement.

(vii) Buyer obtaining financing for the purchase of the Property or waiving the financing contingency pursuant to Paragraph 4 of this Agreement.

(viii) Buyer being able to obtain or waiving, pursuant to Paragraph 23 of this Agreement, all approvals, licenses and permits from appropriate governmental authorities having jurisdiction over the Property deemed necessary by Buyer to permit Buyer's use and operation of the Property in the manner contemplated by Buyer, which approvals shall be obtained at Buyer's expense. Buyer shall have timely received confirmation acceptable to Buyer, or waived its rights under Paragraph 23, that Buyer's intended use of the Property (with appropriate parking areas and setbacks) is a permitted use in the zoning classification pertaining to the Land. Seller shall cooperate with Buyer in obtaining such approvals, but shall not be obligated to assume any cost or liability in connection with the same, except as otherwise provided herein.

(ix) Buyer obtaining, or waiving pursuant to Paragraph 23 of this Agreement, governmental incentives from appropriate entities including but not limited to Charles City, Floyd County, and the State of Iowa upon terms and conditions acceptable to Buyer in its sole discretion. In the event that incentives acceptable to Buyer are not received by the expiration of the Due Diligence Period, Buyer may terminate this Agreement in accordance with Paragraph 23 of this Agreement.

Failure of Satisfaction of Conditions. In the event that any one or more of the matters referred to in each of the subsections of Paragraph 10(e) has not been reviewed and approved and the condition precedent set forth in each such subsection thereby satisfied on or before the the expiration of the Due Diligence Period (or, if earlier, the date for satisfaction thereof), Buyer may, at its option, elect to terminate this Agreement. In the event that on or prior to the expiration of the Due Diligence Period (or, if earlier, the date for satisfaction thereof) any such condition precedent is not expressly designated as satisfied or unsatisfied in writing by Buyer, then such condition precedent shall be conclusively deemed satisfied or waived by

Buyer.

(f) Without limitation to other conditions set forth in this Agreement, and notwithstanding anything contained herein to the contrary, Seller's obligation to close hereunder is expressly contingent upon the satisfaction, or the express written waiver, of the following conditions:

(i) Seller shall have received the Purchase Price as adjusted pursuant to and payable in the manner provided for in this Agreement;

(ii) All of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the Date of Closing; and

(iii) Buyer shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Buyer as of the Date of Closing.

11. Closing Documents.

(a) At the time and place of Settlement, Seller shall deliver or cause to be delivered to Buyer the following:

(i) a general warranty deed executed by Seller in recordable form whereby Seller shall convey to Buyer fee simple title to the Property subject only to the Permitted Exceptions (the “Deed”);

(ii) an assignment whereby Seller will assign and Buyer shall assume all of Seller's right, title, and interest, including all the obligations of Seller, in, to and under any assignable warranties, Licenses, Permits and Approvals and Contracts (hereinafter referred to as the “Assignment”);

(iii) all original Licenses and as many signed originals (or true and correct copies of same) of the Con-tracts and other items covered by the Assignment as are in Seller's possession, unless previously delivered by Seller to Buyer;

(iv) all equipment operating manuals and all equipment warranties and equipment guarantees, if any, in Seller's possession;

(v) all master and duplicate keys to all locks for the Improvements which are in Seller's possession;

(vi) a non-foreign person certification;

(vii) a Seller's title affidavit and such other documents as may be reasonably requested by the Title Company; and

(viii) the Easements.

(b) At the time and place of Settlement, Buyer shall deliver or cause to be delivered to Seller the following:

(i) the balance of the Purchase Price;

(ii) the Easement; and

(iii) such other documents as may be reasonably requested by Seller to carry out the intent of this Agreement or by the Title Company.

12. Risk of Loss. All risk of loss shall be on Seller until possession of the Property shall be delivered to Buyer. Seller agrees to maintain its existing insurance covering the Property while this Agreement remains in effect.

13. Casualty. If the Property should be destroyed or damaged by any casualty prior to closing, Seller shall promptly give written notice of the casualty to Buyer. If the cost of the cost of repairing or restoring the Property exceeds $150,000.00, then Buyer shall elect either to (i) accept title to the Property in its destroyed or damaged condition, in which event at the closing Seller shall assign to Buyer all of Seller's right, title and interest in and to the insurance proceeds available for repair or restoration and Buyer shall receive a credit toward the Purchase Price equal to the amount of any deductible under the insurance policy, or (ii) terminate this Agreement by giving written notice to Seller, in which case the Earnest Money shall be promptly returned to Buyer. If Buyer elects to terminate this Agreement, both parties shall be relieved from any further liability hereunder. If the cost of repairing or restoring the Property is less than $150,000.00, then Buyer and Seller shall proceed in accordance with clause (i) above.

14. Condemnation. If prior to Settlement any part of the Property is subject to a bona fide threat of condemnation by a body having the power of eminent domain, or is taken by eminent domain or condemnation (or sold in lieu thereof), Seller shall promptly provide written notice thereof to Buyer, and Buyer may, in Buyer's discretion, elect to terminate this Agreement by written notice to Seller, in which case the Earnest Money shall be promptly returned to Buyer. If Buyer elects to terminate this Agreement, both parties shall be relieved from any further liability hereunder. If Buyer does not elect to terminate this Agreement, it shall remain in full force and effect, and the full Purchase Price shall be due at closing without adjustment; provided, however, Buyer shall receive notice of and be entitled to control over all negotiations or meetings with condemning authorities, and Seller shall, at closing, assign, transfer, and set over to Buyer, all of Seller's right, title, and interest in and to any awards made in connection with such taking.

15. Recording. This Agreement may not be recorded in the Office for Recording of Deeds or in any other office or place of public record without Seller's prior consent.

16. Waiver of Tender. Tender at the time of Settlement of an executed Deed by Seller and the balance of the Purchase Price by Buyer are hereby mutually waived, but nothing herein contained shall be construed as to relieve Seller from the obligation to deliver the Deed or to relieve Buyer from the concurrent obligation to pay the balance of the Purchase Price.

17. Broker. Seller and Buyer acknowledge that Binswanger Midwest of Illinois, Inc. (“Agent”) is the sole, moving, efficient and procuring cause of this sale and in consideration of its services in making this sale and at the time of Settlement, Seller hereby agrees to pay a commission to Agent, pursuant to the terms of a separate brokerage agreement between Seller and Broker.

18. Default; Remedies.

(a) If Buyer is in default in the observance or performance of its obligations hereunder, after a thirty (30) day written notice with an opportunity to cure, then Seller may exercise such rights and remedies as may be provided for in this Agreement or as may be provided for or allowed by law or equity (including, without limitation, specific performance and the right to be paid the Deposit and all interest earned thereon as liquidated damages for such breach).

(b) If Seller is in default in the observance or performance of its obligations hereunder, after a thirty (30) day written notice with an opportunity to cure, then Buyer may exercise such rights and remedies as may be provided for in this Agreement or as may be provided for or allowed by law or equity (including, without limitation, specific performance).

19. Notices. All notices to be given hereunder shall be in writing and deemed to have been duly given if said notice is delivered personally, sent by reputable overnight courier, sent by legible facsimile transmission, or sent by registered or certified mail, postage prepaid, and addressed as set forth below:

Seller:        WINNEBAGO INDUSTRIES
605 W. Crystal Lake Road
P.O. Box 152
Forest City, IA 50436
Attn: Ray Beebe
Fax: (641) 585-6806
E-mail: rbeebe@winnebagoind.com

With a copy to:    Davis Brown Law Firm
215 10th Street, Suite 1300
Des Moines, IA 50309
Attn: Gary M. Myers
Fax: (515) 243-0654
E-mail: garymyers@davisbrownlaw.com

Buyer:        CGS TIRES US, INC.
7400 Carmel Executive Park, Suite 345
Charlotte, NC 28226
Attn: Neil Rayson
Fax: 704-542-3474
E-mail: neil.rayson@cgs-tires.com

With a copy to:     Nyemaster Goode P.C.
700 Walnut, Suite 1600
Des Moines, IA 50309
Attn: Dwayne VandeKrol
Fax: (515) 283-3109
E-mail: dvandekrol@nyemaster.com

Escrow Agent:    First American Title Insurance Company
13924 Gold Circle
Omaha, NE 68144

Attn: Debbie Saxton
Fax: (402) 333-1098
Email: dsaxton@firstam.com

Each such mailed notice or communication shall be deemed to have been given to, or served upon, the party to whom or to which addressed on the date the same is served, sent by overnight courier, or is deposited in the United States certified mail, return receipt requested, postage prepaid, properly addressed in the manner above provided, or, in the case of facsimile transmission, as of the date of the facsimile transmission (or the next business day if transmitted on a day other than a business day or after 5:00 p.m. Central Time on a business day) provided that the transmitting machine generates a satisfactory transmission report. Any party may change the address to which notices are to be addressed by giving the other parties notice in the manner set forth above.

20. Entire Agreement. This Agreement sets forth all the agreements, promises, warranties, representations, understandings and promises between the parties hereto, and the parties are not bound by any agreements, undertakings or conditions except as expressly set forth herein. All additions, variations or modifications to this Agreement shall be void and ineffective unless in writing and signed by the parties.

21. Successors and Assigns; Assignment. This Agreement shall extend to, be binding upon, and inure to the benefit of the heirs, executors, administrators and successors of the parties hereto. Buyer shall have the right to assign this Agreement, or any of its rights, duties or obligations hereunder to a related party, entity or affiliate with three (3) days advance written notice provided to Seller.

22. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the state of Iowa.

23. Due Diligence. For a period from the Effective Date until October 25, 2010 (the “Due Diligence Period”), Buyer shall with reasonable prior notice to Seller have the right to enter upon, go in, on or over the Property for the purpose of conducting building surveys, inspections, soil tests, core drillings, environmental testing and other examinations thereof as Buyer may desire. Seller has the right, but is not obligated, to be present at the Property at all times during any inspections, examinations and other tests conducted by Buyer pursuant to this Agreement. Seller shall designate a person who shall be notified by phone prior to entry on the Property by Buyer or its agents. Buyer shall repair any and all damage by reason of any such testing and shall indemnify and save Seller harmless from any liability in conjunction therewith. During this Due Diligence Period, Buyer shall obtain (i) approval of all state, county, government or quasi-governmental incentives required, and (ii) an acceptable Phase I Environmental Report. In the event Buyer is not satisfied with the results of its inspection of the Property for any reason whatsoever, or the required incentives are not approved, Buyer in its sole discretion may before the end of this Due Diligence Period terminate this Agreement by giving Seller written notification of such election and the Deposit and all accrued interest shall be returned to the Buyer and this Agreement shall become null and void and of no force and effect and all copies of this Agreement shall be returned to Seller for cancellation. If Buyer does not give Seller such notice within such period, all conditions herein shall be deemed to be, and shall be, waived, the Deposit will become non-refundable and the Seller and Buyer shall proceed to Settlement as set forth in this Agreement.

To the extent any of the following documents or items exist and are in Seller's or Seller's agent's possession or control and have not already been delivered to Buyer, Seller shall deliver original or legible copies of the following documents to Buyer within ten (10) business days following the Effective Date.

1.Current leases, management, maintenance and service agreements and contracts relating to the Property but not related to Seller's retained property.

2.Copies of real estate tax bills for the current and prior two (2) tax years, including information regarding any proposed reassessments or appeals relating to the Property.

3.A list of any personal property or chattel currently used in the maintenance and operation of the Property which shall be included in the sale (including furniture, fixtures and equipment).

4.Copies of all certificates of insurance evidencing All Risk Property Insurance and General Liability Insurance pertaining to the Property and chattel.

5.Documentation concerning any actual, pending or, to the best of Seller's knowledge, threatened litigation against the Property or Seller (relating to the Property and/or its ownership).

6.Documentation concerning written violations cited against the Property (whether or not corrected), from the federal, state, county or local regulatory authorities within the last three (3) years.

7.Copies of all Certificates of Occupancy (or their equivalent) issued for the Property, plus copies of any other permits or certificates that have been issued relative to the operation or use of the Property in Seller's or Seller's agent's possession.

8.Copies of any “as built” and “as existing” plans and specifications for the Property.

IN WITNESS WHEREOF, the individual parties hereto have hereunto duly set their hands and seals, and the corporate parties hereto have caused these presents to be duly executed and their corporate seal to be duly attached by their proper officers thereunto duly authorized, the day and year first above written.

SELLER:

WINNEBAGO INDUSTRIES

Witness: /s/ Kathy Bonjour    By: /s/ Raymond M. Beebe
Title: Vice President, General Counsel and Secretary
Date: August 25, 2010

BUYER:

CGS TIRES US, INC.

Witness: /s/ Oldrich Slemr                By: /s/ Tomas Nemec
Title: Vice President
Date: August 30, 2010

EXHIBIT “A-1”

Lot 1, Block 2, except the North 35.00 feet, in Southwest Development Park Second Subdivision to Charles City, Floyd County, Iowa, containing 5.24 acres subject to any easements of record.

TOGETHER WITH:

That part of Lot 5 in Southwest Development Park First Subdivision to Charles City, Iowa described as follows: Beginning at the Southeast Corner of said Lot 5; thence S89°43'00”W, 478.66 feet (recorded as West, 478.56 feet) along the Southerly line of said Lot 5 to the Southwest Corner of said Lot 5; thence N00°25'44”W, 340.08 feet (recorded as N00°09'06”W) along the Westerly line of said Lot 5; thence N89°51'53”E, 479.54 feet to a point on said Easterly line; thence S00°16'52”E, 338.84 feet (recorded as North) along said Easterly line to the Point of Beginning, containing 3.73 acres subject to any easements of record.

TOGETHER WITH:

That part of vacated Corporate Drive in Southwest Development Park First Subdivision to Charles City, Iowa described as follows: Beginning at the Southwest Corner of Lot 6 in said Southwest Development Part First Subdivision; thence N00°17'00”W, 73.51 feet (recorded as North) along the Westerly line of said Lot 6; thence S89°51'53”W, 66.00 feet to a point on the Easterly line of Lot 5 in said Southwest Development Park First Subdivision, said point being 203.68 feet Northerly, measured along said Easterly line, from the Southeast Corner of said Lot 5; thence S00°17'00”E, 203.68 feet along said Easterly line to said Southeast Corner; thence N89°43'00”E, 66.00 feet along the Easterly extension of the Southerly line of said Lot 5 to a point on the Westerly line of Lot 1, Block 2, in Southwest Development Park Second Subdivision to Charles City, Iowa; thence N00°17'00”W, 130.00 feet (recorded as North) along said Westerly line to the Point of Beginning, containing 0.31 acre subject to any easements of record.

TOGETHER WITH:

All of Lots One (1) and Two (2), and Lot Three (3) except the South Four Hundred Sixty feet (460”) thereof, all in Block One (1); and Lot Two (2), Block Two (2), all in the Southwest Development Park Second Subdivision to Charles City, Floyd County, Iowa.

TOGETHER WITH:

That part of Corporate Drive adjacent to Lots One (1), Two (2) and Three (3), in Block One (1) and Lots One (1) and Two (2), Block Two (2) of Southwest Development Park Second Subdivision to Charles City, Floyd County, Iowa.

EXHIBIT “A-2”

Document 2010-1847
Book 2010 Page 1847 Type 03 008 Pages 3
Date 8/26/2010 Time 11:22 AM
Rec Amt $17.00
INDX
CHCK
NOTE
DEBORAH K ROBERTS, COUNTY RECORDER
FLOYD COUNTY IOWA
SCAN
ODD

PREPARED BY: BRIAN J. DIEHL LS 13644 10 SUMAC MASON CITY, IOWA 50401 -- (641) 512-8004

PLAT OF SURVEY

N
SCALE: 1" = 200'
N89°51'53"E 479.54'
LOT 5
3.73 ACRES
W'LY LINE LOT 5
340.08'
338.84'
SEE PAGE 2 FOR DETAIL
P.O.B. SW CORNER LOT 6
(WEST 550.00')
N89°43'00"E 549.92'
35.00'
S89°43'00"W 549.91'
75.00'
SW CORNER LOT 5 FOUND YELLOW L.S. CAP NO. 13804
S'LY LINE LOT 5
P.O.B. SE CORNER LOT 5
S89°43'00"W 478.66' (WEST 478.56')
0.31 ACRE
LOT 1
5.24 ACRES
415.00'
W'LY LINE LOT 1
LOT 1
5.82 ACRES
N00°25'44"W 1484.73' (N00°09'06"W)
529.99' (530.01')
530.03' (530.00')
S00°17'00"E 868.87' (NORTH)
VACATED CORPORATE DRIVE
N00°17'00"W 733.51' (SOUTH)
210.03' (210.00')
S89°43'00"W 549.88' (WEST 550.00')
LOT 2
5.16 ACRES
427.00' (427.00')
N00°16'45"W 1286.13' (NORTH)
N89°43'19"E 477.31' (WEST 477.16')
RIDGEWAY AVE.
R=217.00' L=340.86'
(WEST 333.00')
S89°43'00"W 332.85'
R=283.00' L=444.54'
291.20' (291.20')
153.34' (153.34')
2.05 ACRES
N89°43'00"E 332.85'
(WEST 333.00')
66.00'
(66')
LOT 2
5.72 ACRES
469.97' (469.99')
(N31°02'44"E 65.58')
N30°45'44"E 265.58'
LOT 3
6.23 ACRES
343.13'
N89°43'32"E 476.20' (WEST 476.00)
144.69'
1.9'
S89°40'44"E 1091.63'
0.4'
460.00'
5.0'
S'LY LINE LOT 3

SURVEY REQUESTED BY:
MR. RAYMOND M. BEEBE,
VICE PRESIDENT
FOR: WINNEBAGO INDUSTRIES, INC.
P.O. BOX 152
605 WEST CRYSTAL LAKE ROAD
FOREST CITY, IA 50436
PROPRIETOR: WINNEBAGO INDUSTRIES, INC.

LEGEND

SET 5/8" ROD WITH BLUE L.S. CAP NO. 13644 .... O
FOUND MONUMENT AS NOTED .... ●
FENCE .... —x—x—
RECORD .... ( )

BRIAN J. DIEHL, P.L.S.
LAND SURVEYING SERVICES
10 SUMAC
MASON CITY, IA 50401
641-512-8004
bjladiehl@mchsi.com

LICENSED LAND SURVEYOR
BRIAN J. DIEHL
13644
IOWA

I hereby certify that this land surveying document was prepared and the related survey work was performed by me or under my direct personal supervision and that I am a duly licensed Land Surveyor under the laws of the State of Iowa.

Brian J. Diehl — August 25, 2010 — Date
License number 13644.
My license renewal date is December 31, 2011
Sheets covered by this seal: 3

JOB NO. 53 Sheet 1 of 3

DETAIL

(66')
E'LY LINE
LOT 5
W'LY LINE
LOT 6
66.00'
S89°51'53"W
73.51'
P.O.B.
SW CORNER
LOT 6
VACATED
CORPORATE DRIVE
0.31 ACRE
S00°16'52"E 203.68'
N00°17'00"W 203.51'
35.00'
W'LY LINE
LOT 1
SE CORNER
LOT 5
N89°43'00"E
66.00'
(66')

NOTES

1) THIS SURVEY IS LOCATED IN THE NE1/4
SECTION 14–T95N–R16W, OF THE 5TH P.M.
CITY OF CHARLES CITY, FLOYD COUNTY, IA
2) THE S'LY LINE OF LOT 5 WAS ASSUMED
TO BEAR S89°43'00"W USING GPS.
3) TOTAL AREA OF SURVEY....................34.11 ACRES
4) DATE OF SURVEY AUGUST 20, 2010.

BRIAN J. DIEHL, P.L.S.
LAND SURVEYING SERVICES
10 SUMAC
MASON CITY, IA 50401
641-512-8004
bjladiehl@mchsi.com

JOB NO. 53 Sheet 2 of 3